SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A)
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TH LEE, PUTNAM INVESTMENT TRUST

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement,
if Other Than the Registrant)

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INTERNAL USE ONLY
Q&A on Shareholder Proxy
for proposed liquidation of
TH Lee, Putnam Emerging Opportunities Portfolio

The Board of Trustees of TH Lee, Putnam Emerging Opportunities Portfolio have approved a plan to liquidate and dissolve the fund and in late August mailed a Proxy Statement to shareholders seeking approval of two proposals to carry out the liquidation plan. This Q&A provides information about these two proposals.

When is the shareholder meeting? When are the proxy votes due?

The shareholder meeting is scheduled for Thursday, October 18, at 11:00 a.m. at the offices of the fund in One Post Office Square, Boston, MA 02109. The Proxy Statements were mailed on or about August 30, 2007 and proxy votes will be counted at the shareholder meeting on October 18.

What are shareholders being asked to do?

The Proxy Statement asks shareholders to vote in favor of two proposals. Proposal 1 is to liquidate and dissolve the fund. Proposal 2 is to eliminate the fund’s policy of making quarterly share repurchase offers, so that the fund will not need to maintain sizable cash positions for the purpose of meeting quarterly repurchase requirements. Both proposals must be approved for the plan to be implemented. The Trustees recommend that shareholders vote in favor of both proposals.

Why is liquidating the fund in the best interests of shareholders?

The Trustees believe liquidating the fund is the best approach for responding to shareholders desire for liquidity, which shareholders have demonstrated by regularly oversubscribing the fund’s quarterly share repurchase offers over the past two years. In addition to serving shareholders’ desire for liquidity, the liquidation plan addresses challenges to the fund’s public/private strategy. This strategy has become more challenging to maintain for two reasons: Four of the five portfolio investments originally obtained as private equity securities have made initial public offerings; and the fund’s current small asset size hinders the possibility of investing in additional private equities while maintaining the fund’s liquidity requirements.

What alternatives did the Trustees consider?

The Trustees approved this plan for liquidating and dissolving the fund after considering a range of alternatives, among which there were two primary approaches: 1) To increase the size of the fund by offering additional shares; or 2) To merge the fund into an open-end fund. The first approach — selling more shares of the fund — was considered unlikely to succeed based on the sales that were achieved when the fund continuously offered fund shares from 2001 to 2004. The second approach — merging the fund into an open-end fund —was considered impractical because neither TH Lee, Putnam Capital nor Putnam Investments manages any similar funds that invest in both public and private equities. The Trustees regard the Proposals submitted to shareholders in the Proxy Statement to be a superior solution to the alternatives considered, because the Proposals would allow the fund to continue holding the existing former venture capital investments with a view to selling them in an orderly fashion, while also effectively addressing the fund’s liquidity constraints.

What will be the tax consequences resulting from the liquidation?

Shareholders are encouraged to read the detailed description of the tax consequences of the liquidation on pages 8 and 9 of the Proxy Statement and to consult a tax adviser about the their individual tax considerations. Generally speaking, a U.S. shareholder will recognize a gain or loss on the difference between the value of the fund’s liquidating distributions and the shareholder’s tax basis in fund shares. It is also recommended that shareholders consult a tax adviser about possible state and local tax consequences or, for non-U.S. shareholders, foreign tax consequences.

What is the process and timing for the liquidation? When can shareholders expect a distribution?

If both proposals are approved at the October 18 shareholder meeting, the fund will immediately be authorized to sell and liquidate all assets. The policy allowing quarterly share repurchase offers will also be suspended, and the next quarterly repurchase offer, which would normally occur in November, will not take place. The portfolio team will promptly cease all investment activity other than managing the sale of securities and the fund’s cash levels.

It is anticipated that soon after the liquidation process begins, shareholders will receive an initial, relatively large distribution, reflecting proceeds from the sale of readily tradable securities. Thereafter, we anticipate that the fund will make additional, smaller distributions over a period of several months. Completing the liquidation will require time due to the size of the fund’s holdings in two former private companies, CommVault Systems and Restore Medical. Together these securities represented approximately 32% of the fund’s net assets as of June 30, 2007, and the fund managers estimate that it may require12-18 months to liquidate these positions at what the managers regard as attractive prices, particularly Restore Medical.

How has the fund performed?

The fund has posted strong results during 2007 thanks to positive contributions from both the fund’s public equity holdings and the fund’s former venture capital investments. The fund has outperformed its performance benchmark, the Russell 2500 Growth Index, over the past 1 and 3 years, and since the fund’s inception.

TH Lee, Putnam Emerging Opportunities Portfolio annualized returns as of 6/30/07

	Fund returns before	Fund returns after	Russell 2500
	sales charges	sales charges	Growth Index

1-year	26.09%	20.73%	19.03%

3-year	13.69	12.06	13.60

5-year	13.63	12.65	14.71

Life (since	9.03	8.23	8.08
7/30/01)

8/07